Exhibit 10.4
2008-1 AMENDMENT
TO THE
STEELCASE INC.
MANAGEMENT INCENTIVE PLAN
Amended and Restates as of February 24, 2007
     This 2008-1 Amendment to the STEELCASE INC. MANAGEMENT INCENTIVE PLAN (“Plan”) is adopted by Steelcase Inc. (the “Company”). The amendment is effective as of March 1, 2008.
     Pursuant to Section 9.1 of the Plan, the Company amends the Plan as follows:
A.
     Section 2.26 is amended and replaced in its entirety with the following:
2.26	Total Disability

“Total Disability” or “Disability” means that, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, the individual is unable to engage in any substantial gainful activity or is receiving income replacement benefits under an accident and health plan covering employees of the Company for a period of not less than three months. The determination of Total Disability shall be made by the Committee through procedures established for that purpose and on the basis of reasonable medical examinations. The cost of any medical examination shall be an expense of administration of the Plan.
B.
     Sections 7.3(b) and 7.3(c) are amended and replaced in their entirety with the following:
7.3	Payment of Incentive Amounts
               (b) Long-Term Component. The amount of the long-term incentive compensation for a Plan Year that is payable to the Participant in cash shall be paid to the Participant in three annual installments. The first installment for a Participant shall be paid after the end of the Participant’s second Plan Year of participation in the Plan in accordance with subsection (c)(iii) below. The long-term incentive amounts payable to the Participant shall be credited contingently to a long-term incentive compensation recordkeeping account maintained for each Participant in accordance with subsection (c) below; provided, however, that no amount with respect to an award designed to qualify for the Performance Based Exception may be credited to a Participant’s account until the Committee has certified the EVA and attainment of EVA performance targets with respect to such Participant in accordance with Section 7.1. The account shall be credited at the end of each succeeding Plan Year with any long-term incentive dollar amount earned by the Participant. Within the account, a separate record or sub-account shall be maintained for each Plan Year for which long-term incentive compensation is credited.
               (c) In addition to any applicable long-term incentive dollar amount, at the end of the second Plan Year of participation and each subsequent Plan Year, each sub-account within the Participant’s account shall be credited with such reasonable interest rate as the Committee shall determine. Until the Committee determines otherwise, such interest rate shall equal the three-year U.S. Treasury rate, plus a spread reflecting Steelcase’s credit rating as of the end of the applicable Plan Year (the applicable interest rate, “Interest Rate” and the interest, “Interest”).
     The separate sub-account for each Plan Year shall be credited interest and paid as follows:
               (i) The sub-account shall be established for and as of the end of the Plan Year; and
               (ii) As of the end of the second Plan Year (the Plan Year following the Plan Year for which the sub-account was established), the amount in the sub-account shall be divided into three equal parts and each of such parts shall be credited Interest for the second Plan Year; and
               (iii) As soon as feasible following the end of the second Plan Year but in no event later than 90 days following the end of the second Plan Year, one of the three parts of the sub-accounts shall be paid to the Participant; and
               (iv) As of the end of the third Plan Year, the two remaining parts of the sub-account shall be credited Interest for the third Plan Year; and
               (v) As soon as feasible following the end of the third Plan Year but in no event later than 90 days following the end of the third Plan Year, one of the two remaining parts shall be paid to the Participant; and
               (vi) As of the end of the fourth Plan Year, the amount remaining in the sub-account shall be credited Interest for the fourth Plan Year and the resulting amount shall be paid to the Participant as soon as feasible following the end of the fourth Plan Year but in no event later than 90 days following the end of the fourth Plan Year.
Pursuant to the foregoing each Participant may be receiving payments from as many as three different sub-accounts following the end of a Plan Year.
          The dollar amount of long-term compensation credited to a Participant for each Plan Year shall be entirely contingent and shall be unconditionally earned only when actually paid. In the event a Participant ceases to be a Participant but continues to be an Employee, Interest shall continue to be credited until the account is exhausted or until terminated under Section 7.4.
          The Committee in its discretion may determine that any portion or all of the long-term incentive compensation that is payable to a Participant shall be paid in property other than cash (including without limitation stock options granted under the Company’s Incentive Compensation Plan). Any portion of the long-term incentive compensation that is payable to a Participant in property other than cash shall be paid on such terms and conditions as determined by the Committee.
C.
     Section 7.4(c) is amended and replaced in its entirety with the following:
7.4	Partial Year Participation, Employment Changes and Forfeitures
                    (c) Retirement, Death or Disability. If a Participant’s employment terminates during a Plan Year by reason of Retirement, death or Total Disability, (i) the annual component of the Participant’s incentive compensation dollar amount for the Plan Year, if any, shall be prorated, and (ii) the long-term component of the Participant’s incentive compensation dollar amount for the Plan Year, if any, shall be prorated, under rules established and maintained by the Committee for such purpose, based on the Participant’s time of active employment as a Participant during the Plan Year. The annual compensation payment shall be paid to the Participant or the Participant’s beneficiary at the time the annual incentive compensation payments are made under the Plan. The balance in the Participant’s long-term incentive compensation account (including the prorated amount for the Plan Year) as of the end of the Plan Year, after appropriate crediting of Interest for the Plan Year, shall be paid to the Participant or the Participant’s beneficiary at the time long-term incentive compensation payments are made under the Plan for each Plan Year until the account is exhausted in accordance with sections 7.3(b) and 7.3(c).
D.
     Section 7.5 is amended and replaced in its entirety with the following:
7.5	Reports
From time to time during each Plan Year and as of the end of each Plan Year, the Committee shall provide to each Participant information concerning current and cumulative EVA performance, Interest credited in the account and the balance in the Participant’s long-term incentive compensation account.
E.
     Section 8.2 is amended and replaced in its entirety with the following:
8.2 Long-Term Component
               (a) Upon a Change in Control, the long-term component of the Participant’s incentive compensation for the Plan Year, if any, shall be prorated at target, based on the Participant’s time of active employment as a Participant during the Plan Year through the date of the Change in Control. The prorated bonus shall be paid as a single lump sum payment to the Participant as soon as reasonably practicable following the date of the Change in Control but in no event later than 90 days following the date of the Change in Control.
               (b) Upon a Change in Control, the balance in the Participant’s long-term incentive compensation account as of the date of the Change in Control, after Interest has been credited for such period, shall be fully paid to the Participant on an accelerated basis as a single lump sum payment as soon as reasonably practicable following the date of the Change in Control but in no event later than 90 days following the date of the Change in Control.
               (c) Notwithstanding anything to the contrary, if the Change in Control event does not constitute a change in ownership or effective control of the Company or a change in ownership of a substantial portion of the assets of the Company under Section 409A of the Code, then the prorated bonus for the Plan Year as set forth in subsection (a) above and the balance in the Participant’s long-term incentive compensation account as set forth in subsection (b) above shall be paid at the time long-term incentive compensation payments would be made under the Plan for each Plan Year until the account is exhausted in accordance with sections 7.3(b) and 7.3(c) (and not upon a Change in Control), but without any requirement for continuous employment until such date of payment.
F.
     In all other respects, the Plan remains unchanged.
     IN WITNESS OF WHICH, Employer executes this 2008-1 Amendment to the Plan.

STEELCASE INC.

Dated:	June 5, 2008	By:	/s/ Nancy W. Hickey

Nancy W. Hickey

5